Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From: Christy	Stoner

     Uwharrie Capital Corp

     704-991-1138

Date: August	7, 2012

Albemarle—Uwharrie Capital Corp and its subsidiary banks: Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported consolidated total assets of $525.6 million at June 30, 2012 versus $526.9 million at December 31, 2011. Net income for the six month period ended June 30, 2012 was $1.1 million versus $918 thousand for the same period in 2011. For each of the six months ended June 30, 2012 and June 30, 2011, net income available to common shareholders was $778 thousand and $595 thousand respectively. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three month period ended June 30, 2012 was $401 thousand versus $709 thousand for the same period in 2011. For each of the three months ended June 30, 2012 and June 30, 2011, net income available to common shareholders was $240 thousand and $548 thousand respectively. The decrease in quarterly earnings was primarily attributable to an increase in the loan loss provisions of $203,000.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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